Exhibit 99.1

For additional information contact: Richard S. DeRose (703) 293-7901 For release: November 11, 2010

Information Analysis Inc. Reports Third Quarter Profitable Results

FAIRFAX, VIRGINIA – Information Analysis Inc. (IAIC:OTCBB) today reported results for its third fiscal quarter ended September 30, 2010. Revenues were $1,952,000 compared to $1,988,000 reported in the third quarter 2009. The information technology services company reported net income of $42,000, or $0.00 per share basic and diluted, compared to net income of $122,000, or $0.01 per share basic and diluted, in the third quarter 2009.

     For the nine months ended September 30, 2010, IAI’s revenues were $5,655,000 compared to revenues of $4,787,000 for the same period in 2009. The Company reported net income of $225,000 or $0.02 per share basic and diluted, compared to net income of $66,000, or $0.01 per share basic and diluted, reported for the comparable 2009 period.

     “The year to date revenue and profit in comparison to last year increased significantly. Additionally, as a result of our continuing investment in sales and marketing, we have been awarded a number of new contracts in the past few months worth in excess of 2 million dollars,” said Sandor Rosenberg, Chairman and Chief Executive Officer of IAI. “There are still a number of bid opportunities outstanding for new business, which should allow our profitability to continue to grow.” “We continue to pursue merger and acquisition opportunities.”

About Information Analysis Incorporated

     Information Analysis Incorporated (www.infoa.com), headquartered in Fairfax, Virginia, is an information technology services company. The Company is a web solution provider and software conversion specialist, modernizing legacy systems and extending their reach to the internet world.

Additional information for investors

     This release may contain forward-looking statements regarding the Company's business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. Investors should read and understand the risk factors detailed in the Company's 10-K for the fiscal year ended December 31, 2009 and in other filings with the Securities and Exchange Commission.

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Information Analysis Reports Third Quarter Results
November 11, 2010

Information Analysis Incorporated
Statements of Operations

	Three months ended September 30,
(in thousands, except per share data; unaudited)	2010	2009
Revenue:
Professional fees	$1,293	$1,302
Software sales	659	686

Total revenue	1,952	1,988
Cost of goods sold and services provided:
Cost of professional fees	723	751
Cost of software sales	593	580

Total cost of sales	1,316	1,331

Gross margin	636	657
Selling, general and administrative expense	596	536

Income from operations	40	121
Other income, net	2	1

Income before income taxes	42	122
Provision for income taxes	--	--

Net income	$42	$122

Earnings per common share:
Basic	$0.00	$0.01
Diluted	$0.00	$0.01

Shares used in calculating earnings per share:
Basic	11,196,760	11,196,760
Diluted	11,224,521	11,208,403

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Information Analysis Reports Third Quarter Results
November 11, 2010

Information Analysis Incorporated
Statements of Operations

	Nine months ended September 30,
(in thousands, except per share data; unaudited)	2010	2009
Revenue:
Professional fees	$3,921	$3,601
Software sales	1,734	1,186

Total revenue	5,655	4,787
Cost of goods sold and services provided:
Cost of professional fees	2,178	2,295
Cost of software sales	1,475	931

Total cost of sales	3,653	3,226

Gross margin	2,002	1,561
Selling, general and administrative expense	1,784	1,503

Income from operations	218	58
Other income, net	7	8

Income before income taxes	225	66
Provision for income taxes	--	--

Net income	$225	$66

Earnings per share:
Basic	$0.02	$0.01
Diluted	$0.02	$0.01

Shares used in calculating earnings per share:
Basic	11,196,760	11,196,760
Diluted	11,216,833	11,207,820

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Information Analysis Reports Third Quarter Results
November 11, 2010

Information Analysis Incorporated
Balance Sheets

	As of	As of
	September 30, 2010	December 31, 2009
(in thousands)	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$1,877	$1,479
Accounts receivable, net	1,667	940
Prepaid expenses	761	689
Note receivable	6	--

Total current assets	4,311	3,108

Fixed assets, net	35	42
Note receivable	13	--
Other assets	6	6

Total assets	$4,365	$3,150

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$732	$89
Accrued payroll and related liabilities	252	255
Other accrued liabilities	621	307
Deferred revenues	805	779

Total current liabilities	2,410	1,430

Common stock, par value $0.01, 30,000,000 shares authorized;
12,839,376 shares issued, 11,196,760 outstanding	128	128
Additional paid in capital	14,564	14,554
Accumulated deficit	(11,807)	(12,032)
Less treasury stock; 1,642,616 shares at cost	(930)	(930)

Total stockholders' equity	1,955	1,720

Total liabilities and stockholders' equity	$4,365	$3,150

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